Exhibit 99.1

                    MOOG REPORTS RECORD SALES OVER $1 BILLION

                       MOOG'S YEAR-END NET EARNINGS UP 13%

    EAST AURORA, N.Y., Nov. 4 /PRNewswire-FirstCall/ -- Moog Inc. (NYSE: MOG.A and MOG.B) announced today net earnings for the year of $64.8 million, an increase of 13%. Earnings per share were $1.64, increasing by 13% from $1.45 in the prior year.

    Sales for the year of $1.051 billion increased by $112 million with all four of the company's business segments posting strong organic growth. Two acquisitions made in the fourth quarter also contributed nearly $12 million to the total.

    Fourth quarter earnings for the company were $17.4 million, an increase of 10.5% over last year's fourth quarter. Earnings per share were $.44, an increase of 10% over last year's $.40. Total sales for the quarter of $281 million were up $41 million compared with last year.

    For the Aircraft segment, sales for the year increased $40 million to $452 million. On the military side, large shipments of F-15 subassemblies for the Japanese Defense Agency supplemented sales growth on the Indian Light Combat Aircraft and the Airbus A400M. Commercial aircraft sales were up 20%. OEM sales to Boeing were up 17% to $36 million and aftermarket revenue for the year was up a remarkable 24%. Aircraft margins in '05 were down compared with the prior year, primarily as a result of the company's research and development investment for the Boeing 787 Dreamliner.

    Aircraft sales were up in the quarter by $18 million, mostly due to big increases in F-35 revenue and the robust commercial aftermarket. Margins were down slightly from last year's very strong fourth quarter level, again due to heavy research and development costs on the 787 aircraft.

    The Space and Defense segment had sales for the year of $128 million, a gain of almost $13 million over the previous year, primarily due to work on military satellites. A refurbishment contract on the Minuteman program also added to the increase. Space and Defense margins were up sharply from the prior year due to the increased volume on satellites and the absence of loss reserves that affected the prior year.

    For the quarter, total sales for Space and Defense were $34 million, up more than $3 million compared with last year's fourth quarter. Increased activity on satellites and tactical missiles accounted for most of the increase.

    Sales for the year in the Industrial segment were $315 million, up $33 million. Increases occurred in nearly every major product line. The largest dollar increase occurred in the simulator market. Turbines, heavy industry, and metal forming were also up significantly. Much of Industrial's business is conducted overseas and is impacted by fluctuations in the euro and the yen relative to the dollar. For the year, real growth, excluding currency fluctuations, was responsible for $19 million of the gain. The company's acquisition of FCS, made in the middle of August 2005, added $4.5 million. Industrial margins, year over year, were the same.

    For the quarter, sales in the Industrial segment were up almost $8 million to $80 million. A large increase in simulators, coupled with smaller amounts across most of its markets, was responsible for the growth. Margins decreased due to lower sales volume in Europe, and also as a result of purchase accounting for the FCS acquisition.

    The Components segment posted sales of $156 million for the year, up $27 million. All of the segment's markets were up, with largest of the increase being posted by sales of medical equipment. Space and defense controls were also up significantly. The company's acquisition of Kaydon's Power and Data Technologies Group near the end of July 2005 added $7 million in sales. Margins for the year were up nicely as a result of increased sales volume as well as the absence of purchase accounting related to the Poly-Scientific acquisition that affected fiscal '04.

    Sales in the quarter for the Components segment were up $12 million which includes the $7 million from the acquisition. Most of the organic growth was contributed by medical equipment. Margins for the quarter decreased slightly as a result of purchase accounting for the acquisition from Kaydon.

    Year-end twelve-month consolidated backlog of $539 million was up $89 million from a year earlier due to the addition of $42 million from the acquired companies as well as very strong growth in the Aircraft and Components segments.

    The company is updating its guidance for fiscal '06. The company is now forecasting fiscal '06 revenues in a range between $1.177 billion and $1.197 billion. Net earnings are forecast in a range between $71 million and $74.3 million and EPS between $1.79 and $1.87.

    "Fiscal '05 was another great year," said R.T. Brady, Chairman and CEO. "Achieving sales of more than $1 billion for the first time in our history is one reason to celebrate, and extending our pattern of double digit earnings per share growth is another. Our folks around the world worked very hard to achieve these results. With a market capitalization that's now over $1 billion, we're joining the ranks of emerging mid-cap stocks."

    Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.

    Additional information about the company's quarter and year ended September 24, 2005 can be found on its website, http://www.moog.com, including a text of its prepared conference call remarks.

    Cautionary Statement
    Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as "may," "will," "should," "believes," "expects," "expected," "intends," "plans," "projects," "estimates," "predicts," "potential," "outlook," "forecast," "anticipates," "presume" and "assume," are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products and industrial capital goods, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our significant indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) higher pension costs and increased cash funding requirements, which could occur in future years if future actual plan results differ from assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions and integrate the acquired businesses, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xx) the possibility that litigation may result unfavorably to us, (xxi) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations and (xxii) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

                                    MOOG INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                  (dollars in thousands, except per share data)

                                       Three Months Ended                Twelve Months Ended
                                 -------------------------------   -------------------------------
                                 September 24,    September 25,    September 24,    September 25,
                                      2005             2004             2005             2004
                                 --------------   --------------   --------------   --------------
Net sales                        $      280,770   $      240,146   $    1,051,342   $      938,852
Cost of sales                           193,520          166,882          723,050          652,447
Gross profit                             87,250           73,264          328,292          286,405

Research and
 development                             12,532            7,757           43,561           29,729
Selling, general
 and
 administrative                          44,696           40,144          175,888          161,377
Interest                                  4,287            2,210           13,671           11,080
Other                                       519             (116)             254              750
                                         62,034           49,995          233,374          202,936

Earnings before
 income taxes                            25,216           23,269           94,918           83,469

Income taxes                              7,821            7,525           30,126           26,182

Net earnings                     $       17,395   $       15,744   $       64,792   $       57,287

Net earnings
 per share
   Basic                         $         0.45   $         0.41   $         1.68   $         1.48
   Diluted                       $         0.44   $         0.40   $         1.64   $         1.45

Average common
 shares outstanding
   Basic                             38,623,197       38,531,691       38,608,235       38,796,381
   Diluted                           39,480,698       39,321,405       39,498,834       39,592,224

                                    MOOG INC.
                     CONSOLIDATED SALES AND OPERATING PROFIT
                             (dollars in thousands)

                                       Three Months Ended                Twelve Months Ended
                                 -------------------------------   -------------------------------
                                 September 24,    September 25,    September 24,    September 25,
                                      2005             2004             2005             2004
                                 --------------   --------------   --------------   --------------
Net Sales
  Aircraft
   Controls                      $      123,104   $      105,150   $      451,692   $      411,867
  Space & Defense
   Controls                              33,560           30,274          128,478          115,778
  Industrial
   Controls                              79,877           72,218          314,952          281,569
  Components                             44,229           32,504          156,220          129,638
Net sales                        $      280,770   $      240,146   $    1,051,342   $      938,852

Operating Profit
 and Margins
  Aircraft
   Controls                      $       18,164   $       15,882   $       63,900   $       63,328
                                           14.8%            15.1%            14.1%            15.4%
  Space & Defense
   Controls                               2,878            1,111           11,078            3,235
                                            8.6%             3.7%             8.6%             2.8%
  Industrial
   Controls                               6,001            6,465           26,997           24,288

                                            7.5%             9.0%             8.6%             8.6%

  Components                              5,457            4,265           21,046           15,590
                                           12.3%            13.1%            13.5%            12.0%
Total operating
 profit                                  32,500           27,723          123,021          106,441

                                           11.6%            11.5%            11.7%            11.3%

Deductions from
 Operating Profit
  Interest expense                        4,287            2,210           13,671           11,080

  Corporate expenses
   and other                              2,997            2,244           14,432           11,892

Earnings before
 Income Taxes                    $       25,216   $       23,269   $       94,918   $       83,469

                                    MOOG INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                            September 24,    September 25,
                                                2005             2004
                                           --------------   --------------
Cash                                       $       33,750   $       56,701
Receivables                                       296,986          261,776
Inventories                                       215,425          189,649
Other current assets                               53,897           40,963
     Total current assets                         600,058          549,089
Property, plant and equipment                     262,841          246,743
Goodwill                                          378,205          288,563
Other non-current assets                           62,223           40,533
     Total assets                          $    1,303,327   $    1,124,928

Notes payable                              $          885   $          923
Current installments of long-term debt             17,035           18,700
Contract loss reserves                             14,121           14,311
Other current liabilities                         255,311          193,350
     Total current liabilities                    287,352          227,284
Long-term debt                                    330,977          291,666
Other long-term liabilities                       163,961          134,322
     Total liabilities                            782,290          653,272
Shareholders' equity                              521,037          471,656
     Total liabilities and
      shareholders' equity                 $    1,303,327   $    1,124,928

SOURCE  Moog Inc.
    -0-                             11/04/2005
    /CONTACT:  Susan Johnson of Moog Inc., +1-716-687-4225 /
    /Web site:  http://www.moog.com /
    (MOGA MOGB)